                                  Exhibit 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the incorporation by reference in this Registration Statement on Form S-3 of Mercator Software, Inc. of our report dated March 23, 2001, with respect to the consolidated balance sheets of Mercator Software, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 Annual Report on Form 10-K of Mercator Software, Inc. We also consent to the reference to our Firm under the heading Experts in such Registration Statement.




                               /s/ KPMG LLP
                               -------------
                               KPMG LLP


Date: January 15, 2002